Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 8, 2011 (February 21, 2011 as to Note 13 and December 14, 2011 as to Note 21) relating to the financial statements of Northrop Grumman Shipbuilding (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocation of certain corporate function expenses in the preparation of the financial statements), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Virginia Beach, Virginia

December 14, 2011